EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-38635, 333-68229, 333-93663, 333-42192, 333-39026 and 333-67716 of Hall Kinion & Associates, Inc. and subsidiaries on Form S-8 of our reports dated February 1, 2002 appearing in this Annual Report on Form 10-K of Hall, Kinion & Associates, Inc. and subsidiaries for the year ended December 30, 2001.

Deloitte & Touche, LLP
San Jose, California
March 25, 2002